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                         SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549

                                      FORM 8-K

                                   CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 1998

                                  INTERLEAF, INC.
                ----------------------------------------------------
               (Exact name of registrant as specified in its charter)


     Massachusetts                  0-14713                 2729042
----------------------------      -----------------    ------------------
(State or other jurisdiction  (Commission File Number) (I.R.S. Employer
of incorporation)                                      Identification No.)


          62 Fourth Avenue
       Waltham, Massachusetts                       02451
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(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code: (781) 290-0710

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Item 5.  Acquisition or Disposition of Assets

On September 9, 1998, Interleaf, Inc. (the "Company") entered into Stock Purchase Agreements effective as of August 31, 1998 (collectively the "Purchase Agreements") with each of Dona D. Ray, Davis K. Marksbury, Jr., and Donald J. Kloiber (the "Sellers"), the three owners of all of the capital stock of PDR Automated Systems & Publications, Inc., a Kentucky corporation ("PDR"). PDR is a company engaged in the business of providing technical documentation services.

Pursuant to the terms of the Purchase Agreements, the Company acquired all of the capital stock of PDR as of August 31, 1998 for (i) approximately $2.7 million in cash plus six month warrants to purchase 250,000 shares of Company common stock at an exercise price of $2.85 issued at closing, and (ii) an installment payment of $1.5 million on March 31, 1999 (subject to adjustment) and a second installment payment to bring the total to $3.0 million (also subject to adjustment) on September 30, 1999 (collectively, the "Installment Payments"). In addition, the Company agreed to pay the Sellers an aggregate of $75,000 in cash, payable 50% at the closing and 50% in February 1999, and to pay to them any amounts PDR receives with respect to certain accounts receivable.

The first Installment Payment is subject to decrease (but not below $500,000 in the aggregate) or increase (but not beyond $2.5 million in the aggregate) by differing percentages of the amount, if any, by which the revenues of PDR during the six-month period followed the closing derived from certain customer accounts exceed or are less than $1.5 million. The second Installment Payment is subject to similar adjustment (with a zero floor and no ceiling) based upon the amount by which such revenues for the full 12-month period following closing exceed or are less than $3 million.

Each Installment Payment is payable in the form of Company common stock having a market value (defined by reference to a trailing ten day average trading price) on the date of delivery equal to the dollar amount due on the Installment Payment, except that the Company has the option of paying in cash rather than stock if the market value of its common stock is less than $2.85 per share or if, despite its reasonable efforts, the shares to be delivered have not been registered under the Securities Act of 1933, as amended, for resale by the Sellers. The Company further agreed that to the extent that it makes an Installment Payment in the form of its common stock and the Sellers resell that stock in the public markets in the manner provided in the Stock Purchase Agreements and those sales result in the Sellers receiving less than 90% of the dollar amount of the Installment Payment, the Company will make an additional cash payment to the Sellers to bring the amount received up to 90% and repurchase any remaining unsold shares.

In connection with the execution of the Stock Purchase Agreements, the Company also entered into a one year employment agreement with Dona Ray and one year consulting agreements with the other two stockholders of PDR, each of which includes a noncompetition provision. The aggregate amount payable under these three agreements is $225,000.

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The assets of PDR acquired as a result of the stock purchases are primarily its contractual and business relationships, certain computer software programs, office leases and office furnishings and equipment.

The acquisition was financed out of the Company's working capital.

Item 7.  Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired.

     The financial statements of PDR required by Regulation S-X to be filed with the Commission will be filed by an amendment to this Form 8-K or within 60 days hereafter.

(c)  Exhibits.

     10.1 Stock Purchase Agreement by and among Interleaf, Inc., PDR Automated Systems and Publications, Inc. and Dona D. Ray, with variable information for otherwise identical agreements with Messrs. Marksbury and Kloiber.


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                                     SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             Interleaf, Inc.


Date:  September 24, 1998                    By: /s/ Peter W. Rice
                                             ---------------------
                                             Peter W. Rice



                                   EXHIBIT INDEX

Exhibit                            Description                         At
 No.                                                                  Page

4.1       Form of Stock Purchase Warrant issued to each of Ms. Ray      4
          and Messrs. Marksbury and Kloiber.

10.1      Stock Purchase Agreement by and among Interleaf, Inc., PDR    9
          Automated Systems and Publications, Inc. and Dona D. Ray, with variable information for otherwise identical agreements with Messrs. Marksbury and Kloiber.




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